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                                                  Rule 424(b)(3)
                                                  File No. 333-84725

Pricing Supplement No. 5                          Dated: July 17, 2000
(To Prospectus dated August 17, 1999
Prospectus Supplement dated October 6, 1999)

U.S.$10,000,000,000

Heller Financial, Inc.

Medium-Term Notes, Series J

(Registered Notes- Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue


Principal Amount: $50,000,000           Issue Price: 100.00%

Original Issue Date: July 19, 2000      Stated Maturity Date: July 19, 2002

Form: [X] Book-Entry  [_] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
     (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [_] Yes [_] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [_] Commercial Paper Rate [_] LIBOR [_] Treasury Rate
             [X] Federal Funds Rate [_] Prime Rate [_] Other:

Interest Reset Period: Daily using previous day Fed Funds

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
Daily using previous day Fed Funds, one day cutoff prior to payment date, up to but excluding the Stated Maturity Date.

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 19th day of January, April, July and October, beginning October 19, 2000 up to and including the Stated Maturity Date.

Interest Determination Date Dates:  Daily Fed Funds - previous day Fed Funds

Initial Interest Rate:  To be determined
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Index Maturity: Daily Fed Funds - previous day Fed Funds

Day Count Convention: Act/360

Maximum Interest Rate: N/A          Minimum Interest Rate: N/A

Spread (+/-): +.60%                 Spread Multiplier: N/A

Optional Redemption: [_] Yes [X] No
     Initial Redemption Date:
     The Redemption Price shall initially be   % of the principal amount of the
     Note to be redeemed and shall decline at each anniversary of the Initial
     Redemption Date by   % of the principal amount to be redeemed until the
     Redemption Price is 100% of such principal amount.

Optional Repayment: [_] Yes [X] No
     Optional Repayment Dates:
     Optional Repayment Prices:

Repayment Provisions:
     (If other than as specified in the Prospectus Supplement)

Discount Note: [_] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .094%

Other Provisions:    a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT
                         NO. 5 UNDER MTN-SERIES J PROGRAM: $1,115,000,00.00
                     b)  CUSIP #42333HMN9

Agent:

Salomon Smith Barney Inc.
388 Greenwich St.
New York, NY 10013